SCHEDULE 14A

                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934
                               (Amendment No.  )



Filed by the Registrant    [X]

Filed by Party other than the Registrant    [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement
[X]      Definitive Proxy Statement
[  ]     Definitive Additional Materials
[  ]     Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                                CEL-SCI CORPORATION
                (Name of Registrant as Specified In Its Charter)

                    William T. Hart - Attorney for Registrant
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

[  ]     $500 per each party to the  controversy  pursuant to Exchange  Act Rule
14a-6(i)(3)

[  ]     Fee  computed on table below per  Exchange  Act Rules  14a-6(i)(4)  and
0-11.

    1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

         ----------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

         ----------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1)   Amount Previously Paid:

         ----------------------------------------------------------------

    2)   Form, Schedule or Registration No.:

         ----------------------------------------------------------------

    3)   Filing Party:

         ----------------------------------------------------------------

    4)   Date Filed:

         ----------------------------------------------------------------

                               CEL-SCI CORPORATION
                                8229 Boone Blvd.
                                  Suite 802
                            Vienna, Virginia 22l82
                                (703) 506-9460

                         NOTICE OF ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD APRIL 9, 1999

To the Shareholders:

    Notice is hereby given that the annual meeting of the shareholders of CEL-SCI Corporation (the "Company") will be held at Tyson's Corner Marriott, 8028 Leesburg Pike, Vienna, Virginia 22182 on April 9, 1999, at 10:00 A.M., for the following purposes:

    (1) to elect the directors who shall constitute the Company's Board of Directors for the ensuing year;

    (2) to ratify the appointment of Deloitte & Touche as the Company's independent accountants for the fiscal year ending September 30, 1999;

         to transact such other business as may properly come before the meeting.

    March 19, 1999 is the record date for the determination of shareholders entitled to notice of and to vote at such meeting. Shareholders are entitled to one vote for each share held. As of March 19, 1999, there were 14,320,666 shares of the Company's Common Stock issued and outstanding.

                                       CEL-SCI CORPORATION

March 22, 1999                              By  Geert Kersten
                                              Chief Executive Officer

------------------------------------------------------------------------------

PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD, AND SIGN, DATE AND RETURN THE PROXY CARD. TO SAVE THE COST OF FURTHER SOLICITATION PLEASE MAIL YOUR PROXY CARD PROMPTLY.
------------------------------------------------------------------------------

                      CEL-SCI CORPORATION 8229 Boone Blvd.
                                  Suite 802
                            Vienna, Virginia 22l82
                                (703) 506-9460

                               PROXY STATEMENT

    The accompanying proxy is solicited by the Company's President and Chief Executive Officer for voting at the annual meeting of shareholders to be held on April 9, 1999, and at any and all adjournments of such meeting. If the proxy is executed and returned, it will be voted at the meeting in accordance with any instructions, and if no specification is made, the proxy will be voted for the proposals set forth in the accompanying notice of the annual meeting of shareholders. Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Company at the address set forth above or in person at the time of the meeting. Additionally, any later dated proxy will revoke a previous proxy from the same shareholder. This proxy statement was mailed to shareholders of record on or about March 22, 1999.

    There is one class of capital stock outstanding. Provided a quorum consisting of one-third of the shares entitled to vote is present at the meeting, the affirmative vote of a majority of the shares of Common Stock voting in person or represented by proxy is required to elect directors and to approve the other proposals to come before the meeting. Cumulative voting in the election of directors is not permitted. The adoption of any other proposals to come before the meeting will require the approval of a majority of votes cast at the meeting.

PRINCIPAL SHAREHOLDERS

    The following table sets forth, as of March 19, 1999, information with respect to the shareholdings of (i) each person owning beneficially 5% or more of the Company's Common Stock (ii) each officer who received compensation in excess of $100,000 during the Company's most recent fiscal year and (iii) all officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of Common Stock.

                                       Number of             Percent of
Name and Address                        Shares (1)             Class  (3)

Maximilian de Clara                      346,334                 2.4%
Bergstrasse 79
6078 Lungern,
Obwalden, Switzerland

Geert R. Kersten                         870,200 (2)             5.8%
8229 Boone Blvd.
Suite 802
Vienna, Virginia 22l82

                                       Number of             Percent of
Name and Address                       Shares  (1)           Class  (3)

M. Douglas Winship                      54,958                   *
8229 Boone Blvd.
Suite 802
Vienna, Virginia 22l82

Prem Sarin, Ph.D.                       68,705                   *
8229 Boone Blvd.
Suite 802
Vienna, Virginia 22l82

Eyal Talor, Ph.D.                       61,124                   *
8229 Boone Blvd.
Suite 802
Vienna, Virginia 22l82

Daniel Zimmerman, Ph.D.                 66,717                   *
8229 Boone Blvd.
Suite 802
Vienna, Virginia 22l82

All Officers and Directors
as a Group (10 persons)              1,842,675                  11.5%

*Less than 1%


(1) Includes shares issuable prior to June 15, 1999 upon the exercise of options or warrants granted to the following persons:

                                          Options or Warrants Exercisable
         Name                                 Prior to June 15, 1999

         Maximilian de Clara                       346,334
         Geert R. Kersten                          761,751
         Patricia B. Prichep                       105,334
         M. Douglas Winship                         52,000
         Prem Sarin, Ph.D.                          66,167
         Eyal Talor, Ph.D.                          56,834
         Daniel Zimmerman, Ph.D.                    45,334
         Michael Lueke                              25,000
         Mark Soresi                                95,000
         F. Donald Hudson                          127,000

(2) Amount includes shares held in trust for the benefit of Mr. Kersten's minor children. Geert R. Kersten is the stepson of Maximilian de Clara.

(3) Amount excludes shares which may be issued upon the exercise or conversion of other options, warrants and other convertible securities previously issued by the Company.

ELECTION OF DIRECTORS

    Unless the proxy contains contrary instructions, it is intended that the proxies will be voted for the election of the nominees listed below to serve as members of the board of directors until the next annual meeting of shareholders and until their successors shall be elected and shall qualify.

    All nominees have consented to serve if elected. In case any nominee shall be unable or shall fail to act as a director by virtue of an unexpected occurrence, the proxies may be voted for such other person or persons as shall be determined by the persons acting under the proxies in their discretion.

    Certain information concerning the Company's officers and the nominees to the Board of Directors follows:

Name                    Age        Position

Maximilian de Clara     69         President and nominee to the Board of
                                   Directors
Geert R. Kersten, Esq.  40         Chief Executive Officer, Secretary,Treasurer
                                   and nominee to the Board of Directors
Patricia B. Prichep     47         Senior Vice President of Operations
M. Douglas Winship      50         Senior Vice President of Regulatory
                                   Affairs and Quality Assurance
Prem S. Sarin, Ph.D.    64         Senior Vice President of Research,Infectious
                                   Diseases
Eyal Talor, Ph.D.       42         Senior Vice President of Research and
                                   Manufacturing
Daniel H. Zimmerman  Ph.D. 57      Senior Vice President of Research, Cellular
                                   Immunology
Michael Luecke          57         Senior Vice President of Business Development
Alexander G. Esterhazy  55         Nominee to the Board of Directors
John M. Jacquemin       52         Nominee to the Board of Directors

    Mr. Maximilian de Clara, by virtue of his position as an officer and director of the Company, may be deemed to be the "parent" and "founder" of the Company as those terms are defined under applicable rules and regulations of the Securities and Exchange Commission.

    Maximilian de Clara. Mr. de Clara has been a director of the Company since its inception in March, l983, and has been president of the Company since July, l983. Prior to his affiliation with the Company, and since at least l978, Mr. de Clara was involved in the management of his personal investments and personally funding research in the fields of biotechnology and biomedicine. Mr. de Clara attended the medical school of the University of Munich from l949 to l955, but left before he received a medical degree. During the summers of l954 and l955, he worked as a research assistant at the University of Istanbul in the field of cancer research. For his efforts and dedication to research and development in the fight against cancer and AIDS, Mr. de Clara was awarded the "Pour le Merit" honorary medal of the Austrian Military Order "Merito Navale" as well as the honor cross of the Austrian Albert Schweitzer Society.

    Geert R. Kersten, Esq. Mr. Kersten was Director of Corporate and Investment Relations for the Company between February, 1987 and October, 1987. In October of 1987, he was appointed Vice President of Operations. In December 1988, Mr. Kersten was appointed a director of the Company. Mr. Kersten also became the Company's secretary and treasurer in 1989. In May 1992, Mr. Kersten was appointed Chief Operating Officer and in February 1995, Mr. Kersten became the Company's Chief Executive Officer. In previous years, Mr. Kersten worked as a financial analyst with Source Capital, Ltd., an investment advising firm in McLean, Virginia. Mr. Kersten is a stepson of Maximilian de Clara, who is the President and a Director of the Company. Mr. Kersten attended George Washington University in Washington, D.C. where he earned a B.A. in Accounting and a M.B.A. with emphasis on International Finance. He also attended law school at American University in Washington, D.C. where he received a Juris Doctor degree.

    Patricia B. Prichep has been the Company's Vice President of Operations since March 1994. Between December, 1992 and March 1994, Ms. Prichep was the Company's Director of Operations. From June 1990 to December 1992, Ms. Prichep was the Manager of Quality and Productivity for the NASD's Management, Systems and Support Department. Between 1982 and 1990, Ms. Prichep was Vice President and Operations Manager for Source Capital, Ltd.

    M. Douglas Winship has been the Company's Vice President of Regulatory Affairs and Quality Assurance since April 1994. Between 1988 and April 1994, Mr. Winship held various positions with Curative Technologies, Inc., including Vice President of Regulatory Affairs and Quality Assurance (1991-1994).

    Prem S. Sarin, Ph.D. has been the Vice President of Research, Infectious Diseases, since May 1, 1993. Dr. Sarin was an Adjunct Professor of Biochemistry at the George Washington University School of Medicine, Washington, D.C., from 1986 to 1992. From 1975 to 1991 Dr. Sarin held the position of Deputy Chief, Laboratory of Tumor Cell Biology at the National Cancer Institute (NCI), NIH, Bethesda, Maryland. Dr. Sarin was a Senior Investigator (1974-1975) and a Visiting Scientist (1972-1974) at the Laboratory of Tumor Cell Biology at NCI, NIH. From 1971 to 1972 Dr. Sarin held the position of Director, Department of Molecular Biology, Bionetics Research Laboratory, Bethesda, Maryland.

    Eyal Talor, Ph.D. has been the Company's Vice President of Research and Manufacturing since March 1994. From October 1993 until March 1994, Dr. Talor was Director of Research, Manufacturing and Quality Control, as well as the Director of the Clinical Laboratory, for Chesapeake Biological Laboratories, Inc. From 1991 to 1993, Dr. Talor was a scientist with SRA Technologies, Inc., as well as the director of SRA's Flow Cytometry Laboratory (19911993) and Clinical Laboratory (1992-1993). During 1992 and 1993, Dr. Talor was also the Regulatory Affairs and Safety Officer For SRA. Since 1987, Dr. Talor has held various positions with the John Hopkins University, including course coordinator for the School of Continuing Studies (1989-Present), research associate and lecturer in the Department of Immunology and Infectious Diseases (1987-1991), and associate professor (1991-Present).

    Daniel H. Zimmerman, Ph.D. has been the Company's Vice President of Research, Cellular Immunology since January 1996. Dr. Zimmerman founded CELL MED, Inc. and was its president from 1987 to 1995. From 1973 to 1987 Dr. Zimmerman served in various positions at Electronucleonics, Inc. including Scientist, Senior Scientist, Technical Director and Program Manager. From 1969 to 1973 Dr. Zimmerman was a Senior Staff Fellow at NIH.

    Michael Luecke joined the Company as Senior Vice President of Business Development in June 1998. Mr. Luecke has over 20 years of business experience in pharmaceutical and biotechnology companies. He has held senior-level business development/licensing positions with Bristol-Myers, SmithKline and Ciba-Geigy, as well as several small biopharmaceutical companies.

    Alexander G. Esterhazy has been an independent financial advisor since November 1997. Between July 1991 and October 1997 Mr. Esterhazy was a senior partner of Corpofina S.A. Geneva, a firm engaged in mergers, acquisitions and portfolio management. Between January 1998 and July 1991 Mr. Esterhazy was a managing director of DG Bank in Switzerland. During this period Mr. Esterhazy was in charge of the Geneva, Switzerland branch of the DG Bank, founded and served as vice president of DG Finance (Paris) and was the President and Chief Executive officer of DG-Bourse, a securities brokerage firm.

      John M. Jacquemin has, since 1982, been the President of Mooring Financial Corporation, a company specializing in the origination, purchase and administration of commercial loan portfolios, equipment leases and real estate mortgages. Between 1977 and 1982 Mr. Jacquemin was Vice President of CFC Corporation, a company involved in title insurance, fire and casualty insurance, equipment leasing and real estate development.

    All of the Company's officers devote substantially all of their time on the Company's business.

    The Company's Board of Directors met six times during the year ending September 30, 1998. All of the Directors attended each of these meetings either in person or by telephone conference call. During the year ending September 30, 1998 the Company had an Audit Committee comprised of Mr. Kersten, Mark Soresi and Donald Hudson. The purpose of the Audit Committee is to review and approve the selection of the Company's auditors, review the Company's financial statements with the Company's independent auditors, and review and discuss the independent auditor's management letter relating to the Company's internal accounting controls. During the fiscal year ending September 30, 1998, the Audit Committee did not hold any meetings. During the year ending September 30, 1998 the Company had a Compensation Committee comprised of Mr. de Clara, Mr. Soresi and Mr. Hudson. The Compensation Committee did not hold any meetings during the fiscal year ending September 30, 1998.

Executive Compensation

    The following table sets forth in summary form the compensation  received by
(i) the Chief Executive Officer of the Company and (ii) by each other executive officer of the Company who received in excess of $100,000 during the fiscal year ended September 30, 1998.


                     Annual Compensation
             Long Term Compensation
                                                      Re-               All
                                           Other      stric-            Other
                                           Annual     ted               Com-
Name and                                   Compen-    Stock   Options   pensa-
Principal         Fiscal  Salary    Bonus  sation     Awards   Granted   tion
Position           Year     (1)      (2)     (3)        (4)      (5)      (6)

Maximilian         1998  $315,021      -   $81,709        -     164,000    $73
de Clara,          1997  $319,104      -   $76,290        -     333,000    $88
President          1996  $225,00  $75,000  $85,016        -      70,000    $88

Geert R. Kersten,  1998  $229,533      -   $15,180    2,081     164,000 $5,310
Chief Executive    1997  $228,888      -   $12,314        -     313,000 $8,888
Officer, Secretary 1996  $172,531 $75,000   $9,420        -     294,000 $8,869
and Treasurer

M. Douglas Winship,1998  $136,918      -   $2,400    1,740            - $1,060
Senior Vice Presi-
dent of Regulatory 1997  $129,926      -   $2,400        -       45,000 $3,152
Affairs and        1996  $119,100      -   $2,400        -            - $2,488
Quality Assurance

Prem S. Sarin,Ph.D.1998  $117,035      -        -    1,488       39,000   $929
Senior Vice Presi- 1997  $113,385      -        -        -       34,000 $3,473
of Research, Infec-
tious Diseases     1996  $102,379      -        -        -       32,000 $3,160
Diseases

Eyal Talor, Ph.D.  1998  $130,845      -   $3,000    1,616       27,000   $958
Senior Vice Presi-
dent of Research   1997  $119,333      -   $3,000        -       58,000 $3,668
and Manufacturing  1996  $107,458      -   $3,000        -        8,000 $3,312

Daniel Zimmerman,  1998  $106,360      -   $3,000    1,353       39,000   $822
Ph.D., Senior Vice 1997  $104,000      -        -        -       34,000 $3,208
President of Cellular
Immunology

(1) The dollar value of base salary (cash and non-cash) received.

(2) The dollar value of bonus (cash and non-cash) received. (3) Any other annual compensation not properly categorized as salary or bonus, including perqui-sites and other personal benefits, securities or property. Amounts in the table represent automobile, parking and other transportation expenses, plus, in the case of Maximilian de Clara and Geert Kersten, compensation received for serving as a member of the Company's Board of Directors.

(4) During the period covered by the Table, the shares of restricted stock issued as the Company's matching contribution to the Company's 401(k) profit sharing plan. As of September 30, 1998, the number of shares of the Company's common stock, owned by the officers included in the table above, and the value of such shares at such date, based upon the market price of the Company's common stock were:

         Name                       Shares            Value

         Maximilian de Clara           --                  --
         Geert R. Kersten         107,021            $280,395
         M. Douglas Winship         1,740              $4,559
         Prem S. Sarin, Ph.D.       1,488              $3,899
         Eyal Talor, Ph.D.          3,116              $8,164
         Daniel Zimmerman, Ph.D.   21,383             $56,023

    Dividends may be paid on shares of restricted stock owned by the Company's officers and directors, although the Company has no plans to pay dividends.

(5) The shares of Common Stock to be received upon the exercise of all stock options granted during the period covered by the Table. Includes certain options issued in connection with the Company's l998 Salary Reduction Plan as well as certain options purchased from the Company. See "Options Granted During Fiscal Year Ending September 30, l998" on page 10 of this proxy statement.

(6) All other compensation received that the Company could not properly report in any other column of the Table including annual Company contributions or other allocations to vested and unvested defined contribution plans, and the dollar value of any insurance premiums paid by, or on behalf of, the Company with respect to term life insurance for the benefit of the named executive officer, and the full dollar value of the remainder of the premiums paid by, or on behalf of, the Company. Amounts in the table represent life insurance premiums and/or contributions made by the Company to a 401(k) pension plan on behalf of persons named in the table.

Long Term Incentive Plans - Awards in Last Fiscal Year

    None.

Employee Pension, Profit Sharing or Other Retirement Plans

    During 1993 the Company implemented a defined contribution retirement plan, qualifying under Section 401(k) of the Internal Revenue Code and covering substantially all the Company's employees. Prior to January 1, 1998 the Company's contribution was equal to the lesser of 3% of each employee's salary, or 50% of the employee's contribution. Effective January 1, 1998 the plan was amended such that the Company's contribution is now made in shares of the Company's common stock as opposed to cash. Each participant's contribution is matched by the Company with shares of common stock which have a value equal to 100% of the participant's contribution, not to exceed the lesser of $10,000 or 6% of the participant's total compensation. The Company's contribution of common stock is valued each quarter based upon the closing price of the Company's common stock. The fiscal 1998 expenses for this plan were $70,519. Other than the 401(k) Plan, the Company does not have a defined benefit, pension plan, profit sharing or other retirement plan.

Compensation of Directors

    Standard Arrangements. The Company currently pays its directors $2,000 per quarter, plus expenses. The Company has no standard arrangement pursuant to which directors of the Company are compensated for any services provided as a director or for committee participation or special assignments. During the year ended September 30, 1998 Donald Hudson, in lieu of director fees otherwise payable to Mr. Hudson, was granted options to purchase 32,000 shares of the Company's common stock at a price of $2.94 per share.

Employment Contracts

    Effective January 2, 1996, the Company entered into a three-year employment agreement with Mr. de Clara. The employment agreement provides that during the period between January 2, 1996 and January 2, 1997, the Company will pay Mr. de Clara an annual salary of $300,000. During the years ending January 2, 1998 and 1999, the Company will pay Mr. de Clara a salary of $330,000 and $363,000 respectively. After January 2, 1999 the employment contract will continue until terminated by Mr. de Clara or the Company. In the event that there is a material reduction in Mr. de Clara's authority, duties or activities, or in the event there is a change in the control of the Company, then the agreement allows Mr. de Clara to resign from his position at the Company and receive a lump-sum payment from the Company equal to 18 months salary. For purposes of the employment agreement, a change in the control of the Company means the sale of more than 50% of the outstanding shares of the Company's Common Stock, or a change in a majority of the Company's directors.

    Effective August 1, 1997, the Company entered into a three-year employment agreement with Mr. Kersten. The employment agreement provides that during the period between August 1, 1997 and July 31, 1998, the Company will pay Mr. Kersten an annual salary of $264,848. During the years ending July 31, 1999 and 2000, the Company will pay Mr. Kersten a salary of $291,333 and $320,466 respectively. In the event that there is a material reduction in Mr. Kersten's authority, duties or activities, or in the event there is a change in the control of the Company, the agreement allows Mr. Kersten to resign from his position at the Company and receive a lump-sum payment from the Company equal to 18 months salary. For purposes of the employment agreement, a change in the control of the Company means the sale of more than 50% of the outstanding shares of the Company's Common Stock, or a change in a majority of the Company's directors.


Compensation Committee Interlocks and Insider Participation

    During the year ended September 30, 1998 the Company's Compensation Committee did not hold any meetings. During the year ended September 30, 1998, Mr. de Clara and Mr. Kersten were the only officers participating in deliberations of the Company's board of directors concerning executive officer compensation.

    During the year ended September 30, 1998, no director of the Company was also an executive officer of another entity, which had an executive officer of the Company serving as a director of such entity or as a member of the compensation committee of such entity.

Stock Options

    The following tables set forth information concerning the options granted, during the fiscal year ended September 30, 1998, to the persons named below, and the fiscal year-end value of all unexercised options (regardless of when granted) held by these persons.

         Options Granted During Fiscal Year Ending September 30, l998

                                                            Potential Realizable
                  Individual Grants                         Value at Assumed
                       % of Total                           Annual Rates
                          Options                           of Stock Price
                        Granted to   Exercise               Appreciation for
              Options   Employees in Price Per  Expiration   Option Term (2)
 Name       Granted (#) Fiscal Year  Share         Date       5%         10%
------      ----------- -----------  ---------  ---------- --------   ------


Maximilian   114,000 (1)              $2.94       1/10/02  $60,420   $128,820
  de Clara    50,000                  $4.68       5/01/08 $147,000   $372,000
              ------
             164,000        24%

Geert R.     114,000 (1)              $2.94       1/10/02  $60,420   $128,820
  Kersten     50,000                  $4.68       5/01/08 $147,000   $372,000
              ------
             164,000        24%

M. Douglas         -                  --         --             --         --
  Winship          -

Prem S.       24,000 (1)              $2.94       1/10/02  $12,700    $27,100
  Sarin, Ph.D.15,000                  $4.68       5/01/08  $435,00   $111,600
              ------
              39,000         5.7%

Eyal Talor,   12,000 (1)              $2.94       1/10/02   $6,360    $13,600
  Ph.D.       15,000                  $3.31       8/03/08  $30,800    $78,900
              ------
              27,000         4%

Daniel        24,000 (1)              $2.94       1/10/02  $12,700    $27,100
  Zimmerman,  15,000                  $5.06       2/19/08  $47,000   $120,700
              ------
  Ph.D.       39,000         5.7%

(1) Options were granted in accordance with the Company's 1998 Salary Reduction Plan. Pursuant to the Salary Reduction Plan, any employee of the Company was allowed to receive options (exercisable at market price at time of grant) in exchange for a one-time reduction in such employee's salary.

(2) The potential realizable value of the options shown in the table assuming the market price of the Company's Common Stock appreciates in value from the date of the grant to the end of the option term at 5% or 10%.

                 Option Exercises and Year End Option Values

                                                               Value of Unexer-
                                                               cised In-the-
                                                Number of       Money Options
                                               Unexercised       at Fiscal
                                               Options (3)       Year-End (4)
                      Shares                   ------------    --------------
                    Acquired On   Value Rea-   Exercisable/      Exercisable/
Name                Exercise (1)   lized (2)   Unexercisable    Unexercisable
----                ------------  ----------   -------------   --------------


Maximilian de Clara  52,715        170,607    289,667/300,666        -/-
Geert R. Kersten     20,000        113,800    689,084/286,666        -/-
M. Douglas Winship        -              -      37,000/30,000        -/-
Prem S. Sarin             -              -      57,834/49,666        -/-
Eyal Talor           11,166         61,202      40,167/60,333        -/-
Daniel Zimmerman          -              -      40,334/44,666        -/-

(1) The number of shares received upon exercise of options during the fiscal year ended September 30, 1998.

(2) With respect to options exercised during the Company's fiscal year ended September 30, 1998, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

(3) The total number of unexercised options held as of September 30, 1998, separated between those options that were exercisable and those options that were not exercisable.

(4) For all unexercised options held as of September 30, 1998, the market value of the stock underlying those options (as of September 30, 1998) was less than the exercise price of the options.

    Stock Option and Bonus Plans

    The Company has Incentive Stock Option Plans, Non-Qualified Stock Option Plans and Stock Bonus Plans. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans".

    Incentive Stock Option Plans. The Incentive Stock Option Plans collectively authorize the issuance of up to 1,100,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. Only Company employees may be granted options pursuant to the Incentive Stock Option Plans.

    To be classified as incentive stock options under the Internal Revenue Code, options granted pursuant to the Plans must be exercised prior to the following dates:

    (a) The expiration of three months after the date on which an option holder's employment by the Company is terminated (except if such termination is due to the death or permanent and total disability);

    (b) The expiration of 12 months after the date on which an option holder's employment by the Company is terminated, if such termination is due to the Employee's permanent and total disability;

    (c) In the event of an option holder's death while in the employ of the Company, his executors or administrators may exercise, within three months following the date of his death, the option as to any of the shares not previously exercised;

    The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

    Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of the Company may not be exercisable by its terms after five years from the date of grant. Any other option granted pursuant to the Plan may not be exercisable by its terms after ten years from the date of grant.

    The purchase price per share of Common Stock purchasable under an option is determined by the Board of Directors but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning more than 10% of the Company's outstanding shares).

  Non-Qualified Stock Option Plans. The Non-Qualified Stock Option Plans collectively authorize the issuance of up to 2,760,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plans. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plans, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Board of Directors but cannot be less than the market price of the Company's Common Stock on the date the option is granted.

    Stock Bonus Plans. Up to 140,000 shares of Common Stock may be granted under the Stock Bonus Plans. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plans, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

    Other Information Regarding the Plans. The Plans are administered by the Company's Board of Directors. The Directors are elected by the shareholders and serve for a one-year tenure and until their successors are elected. A director may be removed at any time by a vote of the shareholders. Any vacancies which may occur on the Board of Directors may be filled by the vote of a majority of the remaining Directors. The Board of Directors interprets the provisions of the Plans and supervises the administration of the Plans. In addition, the Board of Directors selects those persons to whom shares or options are to be granted, determines the number of shares subject to each grant of a stock bonus or an option and determines when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

    In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plans and any options granted pursuant to the Incentive Stock Option Plans or the Non-Qualified Stock Option Plans will be forfeited if the "vesting" schedule established by the Board of Directors is not met. For this purpose, vesting means the period during which the employee must remain an employee of the Company or the period of time a non-employee must provide services to the Company. At the time an employee ceases working for the Company (or at the time a non-employee ceases to perform services for the Company), any shares or options not fully vested will be forfeited and cancelled. At the discretion of the Board of Directors payment for the shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors.

    Options are generally non-transferable except upon the death of the option holder. Shares issued pursuant to the Stock Bonus Plans will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

    The Board of Directors of the Company may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

    Summary. The following sets forth certain information, as of March 18, 1999, concerning the stock options granted by the Company. Each option represents the right to purchase one share of the Company's Common Stock.

                                            Total       Shares
                                           Shares    Reserved for    Remaining
                                          Reserved   Outstanding      Options
Name of Plan                            Under Plans    Options      Under Plans

Incentive Stock Option Plans            1,100,000      789,384       292,449
Non-Qualified Stock Option Plans        2,760,000    1,959,700       441,924

    As of March 18, 1999, 31,181 shares had been issued pursuant to the Company's Stock Bonus Plans. Of this amount, 29,681 shares were issued as part of the Company's contribution to its 401(k) plan.

Transactions with Related Parties

    The MULTIKINE technology being tested by the Company was developed by a group of researchers and was assigned, during l980 and l98l, to Hooper Trading Company, N.V., a Netherlands Antilles' corporation ("Hooper"), and Shanksville Corporation, also a Netherlands Antilles corporation ("Shanksville"). The MULTIKINE technology assigned to Hooper and Shanksville was licensed to Sittona Company, B.V., a Netherlands corporation ("Sittona"), effective September, l982 pursuant to a licensing agreement which required Sittona to pay Hooper and Shanksville royalties on income received by Sittona with respect to the MULTIKINE technology. In l983, Sittona licensed the MULTIKINE Technology to the Company and received from the Company a $1,400,000 advance royalty payment. At such time as the Company generated revenues from the sale or sublicense of this technology, the Company was required to pay royalties to Sittona equal to l0% of net sales and l5% of the licensing royalties received from third parties. In that event, Sittona, pursuant to its licensing agreements with Hooper and Shanksville, was required to pay to those companies a minimum of l0% of any royalty payments received from the Company. The license agreement with Sittona also required the Company to bear the expense of preparing, filing and processing patent applications and to obtain and maintain patents in the United States and foreign countries on all inventions, developments and improvements made by or on behalf of the Company relating to the MULTIKINE technology. The license was to remain in effect until the expiration or abandonment of all patent rights or until the MULTIKINE technology entered into the public domain, whichever was later.

    Prior to October 1996, Maximilian de Clara, an Officer, Director and shareholder of the Company, owned 50% and 30%, respectively, of Hooper and Shanksville. Between 1985 and October 1996 Mr. de Clara owned all of the issued and outstanding stock of Sittona. In October 1996, Mr. de Clara disposed of his interest in Hooper, Shanksville and Sittona.

    In January 1997 Hooper and Shanksville sold all of their rights in the MULTIKINE technology to Sittona. Immediately following these transactions, Sittona sold all of its rights in the MULTIKINE technology to the Company, including all rights acquired from Hooper and Shanksville, in consideration for $500,000 in cash and 751,678 shares of the Company's common stock. The shares of the Company's Common Stock acquired by Sittona as a result of this transaction are being offered to the public by means of Registration Statement filed with the Securities and Exchange Commission.

Report on Executive Compensation

    The key components of the Company's executive compensation program include annual base salaries and long-term incentive compensation consisting of stock options. It is the Company's policy to target compensation (i.e., base salary, stock option grants and other benefits) at approximately the median of comparable companies in the biotechnology field. Accordingly, data on compensation practices followed by other companies in the biotechnology industry is considered.

    The Company's long term incentive program consists exclusively of periodic grants of stock options with an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. To encourage retention, the ability to exercise options granted under the program is subject to vesting restrictions. Decisions made regarding the timing and size of option grants take into account Company and individual performance, "competitive market" practices, and the size of the option grants made in prior years. The weighting of these factors varies and is subjective. Current option holdings are not considered when granting options.

    Effective January 2, 1996, the Company entered into a three-year employment agreement with Maximilian de Clara, the Company's President. Effective August 1, 1997, the Company entered into a three-year employment agreement with Geert R. Kersten, the Company's Chief Executive Officer. During the fiscal year ending September 30, 1998 the cash compensation paid to Mr. de Clara and Mr. Kersten was based on these employment contracts. Since the terms of the employment contracts established the compensation paid to Mr. de Clara and to Mr. Kersten, there was no relationship between the Company's performance and Mr. de Clara's or Mr. Kersten's compensation for the last completed fiscal year. During the past year Mr. de Clara and Mr. Kersten, in accordance with the Company's salary reduction program, agreed to reduce a portion of the compensation payable pursuant to their employment contracts in exchange for stock options.

    The Company's Compensation Committee did not meet during the fiscal year ending September 30, 1998. Accordingly, the compensation payable to the Company's other executive officers was determined by the Company's President and Chief Executive Officer.

    During the year ending September 30, 1998, the compensation paid to the Company's other executive officers was based on a variety of factors, including the performance in the executive's area of responsibility, the executive's individual performance, the executive's experience in his or her role, the executive's length of service with the Company, the achievement of specific goals established for the Company and its business, and, in certain instances, to the achievement of individual goals.

    Financial or stockholder value performance comparisons were not used to determine the compensation of the Company's other executive officers since the Company's financial performance and stockholder value are influenced to a substantial degree by external factors and as a result comparing the compensation payable to the other executive officers to the Company's financial or stock price performance can be misleading.

    During the year ended September 30, 1998 the Company's Board of Directors granted options for the purchase of 565,000 shares of the Company's common stock to the Company's executive officers. In the case of the Company's executive officers, options for the purchase of 320,000 shares of the Company's common stock were granted in accordance with the Company's Salary Reduction Plan. The Company's Salary Reduction Plan allows any employee to receive options (exercisable at market price at the time of grant) in exchange for a one-time reduction in the employee's salary. In granting the options to the Company's executive officers for the remaining 245,000 shares of the Company's common stock, the Board of Directors considered the same factors which were used to determine the cash compensation paid to such officers.

    The foregoing report has been approved by the following executive officers:

                                      Maximilian de Clara, President
                                      Geert  Kersten,   Chief  Executive Officer

Stockholder Return Performance Graph

    Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Amex Market Value Index and the Biotechnology peer group for the five fiscal years ending September 30, 1998.

  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG CEL-SCI CORPORATION,
                    THE AMEX MARKET VALUE AND A PEER GROUP

                                       Cumulative Total Return

                                       9/93  9/94   9/95    9/96   9/97    9/98

Cel-Sci Corporation                    100  47.73   33.64  41.82   52.73   19.09
Peer Group                             100  25.06   34.13  19.43   26.03   11.03
Amex Market Value Index                100  99.66  118.32 124.13  156.28  140.52

$100 invested on 09/30/93 in stock or index - including reinvestment of dividends. Fiscal year ending September 30.

    The members of the Peer Group used for purposes of the foregoing comparison, and their respective trading symbols, are: Pharmos Corp (PARS), Alpha 1 Biomedicals, Inc., (ALBM), Interferon Sciences, Inc., (IFSC), and AVANT Immuntherapeutics, Inc. (AVAN), formerly T Cell Sciences, Inc., (TCEL).

APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    The Board of Directors has selected Deloitte & Touche, independent certified public accountants, to audit the books and records of the Company for the 1999 fiscal year. Deloitte & Touche served as the Company's independent public accountants for the fiscal year ended September 30, 1998. A representative of Deloitte & Touche is not expected to be present at the shareholders' meeting.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

    The Company's Annual Report on Form 10-K for the year ending September 30, 1998 will be sent to any shareholder of the Company upon request. Requests for a copy of this report should be addressed to the Secretary of the Company at the address provided on the first page of this proxy statement.

SHAREHOLDER PROPOSALS

    Any shareholder proposal which may properly be included in the proxy solicitation material for the 1999 annual meeting of shareholders must be received by the Secretary of the Company no later than December 31, 1999.

GENERAL

    The cost of preparing, printing and mailing the enclosed proxy, accompanying notice and proxy statement, and all other costs in connection with solicitation of proxies will be paid by the Company including any additional solicitation made by letter, telephone or telegraph. Failure of a quorum to be present at the meeting will necessitate adjournment and will subject the Company to additional expense. The Company's annual report, including financial statements for the 1998 fiscal year, is included in this mailing.

    The Company's President and Chief Executive Officer do not intend to present and does not have reason to believe that others will present any other items of business at the annual meeting. However, if other matters are properly presented to the meeting for a vote, the proxies will be voted upon such matters in accordance with the judgment of the persons acting under the proxies.

    Please complete, sign and return the enclosed proxy promptly. No postage is required if mailed in the United States.

                             CEL-SCI CORPORATION

This Proxy is solicited by the Company's President and Chief Executive Officer

    The undersigned stockholder of the Company, acknowledges receipt of the Notice of the Special Meeting of Stockholders, to be held April 12, 1999, 10:00 A.M. local time, at the Tyson's Corner Marriott, 8028 Leesburg Pike, Vienna, Virginia 22182, and hereby appoints Maximilian de Clara or Geert R. Kersten with the power of substitution, as Attorneys and Proxies to vote all the shares of the undersigned at said special meeting of stockholders and at all adjournments thereof, hereby ratifying and confirming all that said Attorneys and Proxies may do or cause to be done by virtue hereof. The above named Attorneys and Proxies are instructed to vote all of the undersigned's shares as follows:

    (1) To elect the directors who shall constitute the Company's Board of Directors for the ensuing year.
           ___
          /__/     FOR all  nominees  listed  below  (except  as marked to the contrary below)

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW)
         ___
        /__/       WITHHOLD AUTHORITY to vote for all nominees listed below

Nominees:

    Maximilian de Clara Geert R. KerstenAlexander G. Esterhazy John M.Jacquemin

    (2) To ratify the appointment of Deloitte & Touche as the Company's independent accountants for the fiscal year ending September 30, 1999.

                       ___      ___          ___
                      /__/ FOR /__/ AGAINST /__/ ABSTAIN

         To transact such other business as may properly come before the meeting.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DISCRETION IS INDICATED, THIS PROXY WILL BE VOTED IN FAVOR OF ITEMS 1 AND 2.

                                 Dated this _____ day of ________, 1999.


                                   ____________________________________
                                                 (Signature)

                                    ____________________________________
                                                 (Signature)

    Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.

    Please Sign, Date and Return this Proxy so that your shares may be voted at the meeting.

                           SHAREHOLDER MEETING CHANGE


The meeting of the Company's shareholders has been rescheduled to April 12,1999, has been called by the Company's President and will technically be a Special Meeting of the Company's shareholders. There will be no change in the matters to be voted upon by the Company's shareholders, i.e. the election of directors and the ratification of the appointment of the Company's auditors. The record date for the meeting is March 22, 1999. If you vote by proxy, your proxy will pertain to the Special Meeting of Shareholders which will be held on April 12, 1999.

                            Hart & Trinen, L.L.P.
                               Attorneys at Law
                            1624 Washington Street
                            Denver, Colorado 80203
                                (303) 839-0061
                              (303) 839-5414 Fax

                                March 22, 1999


Securities and Exchange Commission 450 5th Street, N.W.
Washington, D.C.  20549

    Re:  CEL-SCI Corporation
           Commission File No. 0-11503


    On behalf of the above-captioned Company, enclosed herewith please find a copy of the Company's Definitive Proxy Statement and proxy. These materials will be mailed to the security holders of the Company on March 22, 1999.

                              Very truly yours,

                              HART & TRINEN, L.L.P.


                              By William T. Hart

WTH:sa
Enclosures